Rule 424(b)(2)
                                                   Registration No. 333-60474


PRICING SUPPLEMENT NO. 20 dated August 8, 2002
to Prospectus Supplement dated June 14, 2001
and Prospectus dated June 14, 2001

LEHMAN BROTHERS HOLDINGS INC.
Medium-Term Notes, Series G
Due Nine Months or More From the Date of Issue

CUSIP No.:                      52517PSU6

ISIN:                           US52517PSU65

Specified Currency:             US Dollars

Principal Amount:               US$250,000,000.00

                                Total                       Per Note

Issue Price:                    US$250,000,000.00           100.00%
Agent's Commission:             US$    375,000.00             0.15%
Proceeds to Lehman
  Brothers Holdings:            US$249,625,000.00            99.85%

Agent:                          Lehman Brothers Inc.

Agent's Capacity:               [  ] As agent         [X ] As principal
[ ] The Notes are being offered at varying prices relating to prevailing market prices at the time of sale.

[X ] The Notes are being offered at a fixed initial public offering price equal to the Issue Price.

Trade Date:                     August 8, 2002

Original Issue Date:            August 13, 2002

Stated Maturity Date:           September 12, 2003

Amortizing Note:                [  ] Yes      [X ] No

Amortization Schedule:          Not Applicable



[  ]  Fixed Rate Note           Interest Rate per Annum:         %

[X ]    Floating Rate Note              [  ]  CD Rate
               [  ]  Commercial Paper Rate
               [  ]  Federal Funds Rate
               [  ]  LIBOR Telerate
               [  ]  LIBOR Reuters
               [  ]  Treasury Rate:    Constant Maturity [  ] Yes   [  ] No
               [X ]    Prime Rate
               [  ]  J.J. Kenny Rate
               [  ]  Eleventh District Cost of Funds Rate
               [  ]  Other:

Initial Interest Rate:          Not Applicable

Spread:                         -2.88%

Maximum Interest Rate:          Not Applicable

Minimum Interest Rate:          Not Applicable

Index Maturity:                 Not Applicable

Interest Rate Determination
  Dates: The Interest Rate Determination Date for any Interest Reset Date will be that Interest Reset Date.

Interest Reset Dates:           Daily, provided that the interest rate in
                                effect on the business day prior to each Interest Payment Date (including the Stated
                                Maturity Date) will be that in effect on the second business day prior to such Interest
                                Payment Date.  The provision in the Prospectus
                                Supplement that the interest rate in effect for the ten days immediately prior to maturity will be that in effect on the tenth day preceding maturity shall not apply.

Interest Payment Dates:         Each February 12, May 12, August 12 and
                                November 12, commencing on November 12, 2002.

"Accrue to Pay":                [X ] Yes  (i.e. subject to modified following
                                           business day convention)
                                [  ] No

Interest Rate Calculation
  Agent:                        Citibank, N.A.

Optional Redemption:            The Note may not be redeemed prior to Stated
                                Maturity at the option of Lehman Brothers
                                Holdings.

Optional Repayment:             The holder of the Note may not elect repayment
                                of the Note by Lehman Brothers Holdings prior to Stated Maturity.

Extension of Maturity:          Lehman Brothers Holdings may not extend the
                                Stated Maturity Date of the Note.

Form of Note:                   [X ] Book-entry only (global)
                                [  ] Certificated

Depository:                     The Depository Trust Company

Authorized Denominations:       $1,000 or any larger whole multiple


Clearance and Settlement

Each global certificate representing the Notes will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Investors may elect to hold their beneficial interests in a global certificate through DTC, Clearstream Banking, Socit Anonyme, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, if they are participants in such systems, or indirectly through organizations which are participants in such system. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on DTC's books.

Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and accompanying Prospectus.

Lehman Brothers Holdings Inc.


By:     /s/ Thomas O'Sullivan
Name:  Thomas O'Sullivan
Title:  Authorized Officer